SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE

                         SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported): April 2, 1999

                             MONSTERDAATA.COM, INC.
                             ----------------------
               (Exact Name of Registrant as Specified in Charter)

Delaware                           033-01599                 22-2732163
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(State or Other                    (Commission               (IRS Employer
Jurisdiction of                     File No.)                Identification No.)
Incorporation)

                     115 Stevens Avenue, Valhalla, NY 10595
                     --------------------------------------
                    (Address of Principal Executive Offices)

       Registrant's telephone number, including area code: (914) 747-9100
       ------------------------------------------------------------------

         D-Vine, Ltd., 712 Fifth Avenue, Fifth Floor, New York, NY 10019
         ---------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)
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ITEM 1. CHANGES IN CONTROL OF REGISTRANT.

On March 30, 1999, prior to the exercise of the warrant described in Item 5 below (the "Warrant"), and prior to the acquisition described in Item 2 below (the "Acquisition"), D-Vine Investment Partners, a partnership between Edward J. Tobin and Christopher F. Brown, owned 19,500 shares of Registrant's common stock, representing approximately 79.2% of the total issued and outstanding shares of Registrant's common stock. Accordingly, D-Vine Investment partners controlled the Registrant. In connection with the exercise of the Warrant, Registrant issued an aggregate of 1,000,000 shares of its common stock to the Warrant holder and its designees. Separately, in connection with the Acquisition, Registrant issued an aggregate of 6,000,000 shares of its common stock on April 2, 1999 to former shareholders of Taconic Data Corp., a New York corporation ("Taconic"), in exchange for the shares of stock such shareholders then held in Taconic. None of the recipients of Registrant's shares in connection with the exercise of the Warrant or in connection with the Acquisition owns 10% or more of the Registrant's total issued and outstanding shares of common stock, except for Mitchell Deutsch, who owns 3,079,054 shares of Registrant's common stock (approximately 44.0% of the total outstanding) and James Garfinkel, who owns 1,315,496 shares of Registrant's common stock (approximately 18.8% of the total outstanding). As a result of the exercise of the Warrant and the completion of the Acquisition, D-Vine Investment Partner's percentage ownership of the Registrant was reduced to less than 1% of the total issued and outstanding shares of Registrant's common stock, and D-Vine Investment Partners therefore no longer controls Registrant. See Item 2 below.

In connection with the Acquisition, the following changes occurred in the directors and officers of Registrant: Edward J. Tobin, Christopher F. Brown and Thomas Tuttle resigned as directors, Edward J. Tobin resigned as Chief Executive Officer and President, Steven A. Saide resigned as Secretary, Mitchell Deutsch, James Garfinkel and Thomas Ingegneri were elected directors, Mr. Deutsch was elected Chief Executive Officer and President and Mr. Garfinkel was elected Vice-President, Secretary and Treasurer.

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.

On April 2, 1999, pursuant to an Acquisition Agreement and Plan of Reorganization dated as of March 26, 1999, between Taconic, Registrant and certain shareholders of Taconic and Registrant (the "Acquisition Agreement"), Registrant acquired 99.2% of the issued and outstanding capital stock of Taconic, a privately-held corporation, in exchange for the issuance of an aggregate of 6,000,000 shares of Registrant's common stock.

Taconic, which was formed in 1992, provides database information services directly to consumers, real estate professionals and other businesses over the Internet and through member organizations and industry trade groups. Taconic provides an integrated data service comprising real estate transaction due diligence, risk assessment and valuation information. In addition to business-to-business data services, Taconic's products also include consumer information such as neighborhood profiles containing school, town and community, crime, culture, affordability,


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

demographic and lifestyle characteristic data for every community in the United States (by zip code).

ITEM 5. OTHER EVENTS

On April 5, 1999, Registrant filed a Certificate of Amendment to its Certificate of Incorporation, changing its corporate name from "D-Vine, Ltd." to "MonsterDaata.com, Inc."

On August 1, 1997, Registrant issued to Ocean Strategic Holdings Limited, a Guernsey corporation ("OSHL"), a warrant to purchase 1,000,000 shares of its common stock for cash consideration of $50,000. The exercise price of the Warrant, which was originally $.01 per share, was increased to $1.00 per share in connection with the issuance of a new warrant to OSHL described below. On April 2, 1999, OSHL exercised its rights under the Warrant to purchase 1,000,000 shares of Registrant's common stock for $1,000,000. The Warrant and the shares issued upon exercise thereof were issued pursuant to the provisions of Regulation S.

On March 31, 1999, in consideration for the modification of the exercise price of the Warrant (from $0.01 per share to $1.00 per share), Registrant issued to OSHL a warrant (the "New Warrant") to purchase 500,000 shares of its common stock at an exercise price of $3.00 per share. The New Warrant expires on March 31, 2004, and is not exercisable until March 31, 2000. The New Warrant was issued pursuant to the provisions of Regulation S.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

       (a) FINANCIAL STATEMENTS.

       It is impracticable to provide the required financial statements concurrently with the filing of this report. Registrant expects to file the required financial statements as soon as practicable, but in no event later than sixty (60) days after the due date of this Current Report on Form 8-K. In the interim, unaudited financial statements of Taconic as of December 31, 1997 and December 31, 1996, and for the periods then ended, are attached as Exhibit (c)(3).

       (b) PRO-FORMA FINANCIAL INFORMATION.

       It is impracticable to provide the required pro-forma financial information concurrently with the filing of this report. Registrant expects to file the required pro-forma financial information as soon as practicable, but in no event later than sixty (60) days after the due date of this Current Report on Form 8-K.


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       (c) EXHIBITS.

       (c)(1) - Acquisition Agreement
       (c)(2) - New Warrant
       (c)(3) - 1997 Unaudited Financial Statement of Taconic
       (c)(4) - Press Release
       (c)(5) - Risk Factors


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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    MONSTERDAATA.COM, INC.


                                    By: /s/ James Garfinkel
                                        ----------------------------------------
                                        James Garfinkel
                                        Vice-President, Secretary and Treasurer

Date: April 15, 1999


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